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Exhibit 4.8

REGAL CINEMAS CORPORATION

(as Issuer)

EDWARDS THEATRES, INC.
FLORENCE THEATRE CORPORATION
MORGAN EDWARDS THEATRE CORPORATION
UNITED CINEMA CORPORATION

(as Guaranteeing Subsidiaries)

and

U.S. BANK NATIONAL ASSOCIATION

(as Trustee)

SECOND SUPPLEMENTAL INDENTURE

Dated as of April 17, 2002

9 3/8% SENIOR SUBORDINATED NOTES DUE 2012

        This Second Supplemental Indenture (this Second Supplemental Indenture.), dated as of April 17, 2002, is entered into among EDWARDS THEATRES, INC., a Delaware corporation, FLORENCE THEATRE CORPORATION, MORGAN EDWARDS THEATRE CORPORATION and UNITED CINEMA CORPORATION (the "Guaranteeing Subsidiaries"), each of which is a Subsidiary of Regal Cinemas Corporation (or its permitted successor), a Delaware corporation (the "Company"), the Company and U.S. BANK NATIONAL ASSOCIATION, as trustee under the Indenture referred to below (the "Trustee").

W I T N E S S E T H

        WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as amended by that certain First Supplemental Indenture, dated as of April 17, 2002, among the Company, the Trustee and the Guarantors party thereto, the "Indenture"), dated as of January 29, 2002, providing for the issuance of 9 3/8% Senior Subordinated Notes due 2012 (the "Notes");

        WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which any newly-acquired or created Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms and conditions set forth herein (the "Subsidiary Guarantee"); and

        WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture.

        NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

        1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

        2.    Agreement to Guarantee. Each of the Guaranteeing Subsidiaries irrevocably and unconditionally guarantees the Guarantee Obligations, which include (i) the due and punctual payment of the principal of, premium, if any, and interest (and Liquidated Damages, if any) on the Notes, whether at maturity, by acceleration, call for redemption, upon a Change of Control Offer, upon an Asset Sale Offer or otherwise, the due and punctual payment of interest on the overdue principal and premium, if any, and (to the extent permitted by law) interest on any interest on the Notes, and payment of expenses, and the due and punctual performance of all other obligations of the Company, to the Holders or the Trustee all in accordance with the terms set forth in Article X of the Indenture, and (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration, call for redemption, upon a Change of Control Offer, upon an Asset Sale Offer or otherwise.

        The obligations of each Guaranteeing Subsidiary to the Holders and to the Trustee pursuant to this Subsidiary Guarantee and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to such Indenture for the precise terms of this Subsidiary Guarantee.

        No past, present or future director, officer, employee, incorporator or stockholder (direct or indirect) of each Guaranteeing Subsidiary (or any such successor entity), as such, shall have any liability for any obligations of such Guaranteeing Subsidiary under this Subsidiary Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, except in their capacity as an obligor or Guarantor of the Notes in accordance with the Indenture.

        This is a continuing Guarantee and shall remain in full force and effect and shall be binding upon each Guaranteeing Subsidiary and its successors and assigns until full and final payment of all of the Company's obligations under the Notes and Indenture or until released in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Guarantee of payment and performance and not of collectibility.

        The obligations of the Guaranteeing Subsidiaries under its Subsidiary Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance under applicable law.

        THE TERMS OF ARTICLE X OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

        3.    NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(b).

        4.    Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

        5.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(signature page follows)

        IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date first above written.

THE COMPANY: REGAL CINEMAS CORPORATION
By:	/s/ PETER B BRANDOW Name: Peter B. Brandow Title: Executive Vice President and Secretary
GUARANTEEING SUBSIDIARIES: EDWARDS THEATRES, INC.
By:	/s/ RONALD REID Name: Ronald Reid Title: Chief Executive Officer
FLORENCE THEATRE CORPORATION
By:	/s/ RONALD REID Name: Ronald Reid Title: Chief Executive Officer
MORGAN EDWARDS THEATRE CORPORATION
By:	/s/ RONALD REID Name: Ronald Reid Title: Chief Executive Officer
UNITED THEATRE CORPORATION
By:	/s/ RONALD REID Name: Ronald Reid Title: Chief Executive Officer
THE TRUSTEE: U.S. BANK NATIONAL ASSOCIATION
By:	/s/ JULIE EDDINGTON Name: Julie Eddington Title: Assistant Vice President

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  Exhibit 4.8